As filed with the Securities and Exchange Commission on July 1, 2011

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Teche Holding Company
(Exact name of Registrant as specified in its charter)

Louisiana	72-1287456
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1120 Jefferson Terrace Boulevard
New Iberia, Louisiana 70560
(Address of principal executive offices)

Teche Holding Company 2011 Stock-Based Incentive Plan
(Full Title of the Plan)

J.L. Chauvin
Vice President and Chief Financial Officer
1120 Jefferson Terrace Boulevard
New Iberia, Louisiana 70560
337-560-7153
(Name, address and telephone number of agent for service)

Copies to:
John J. Spidi, Esq.
Richard Fisch, Esq.
Evan M. Seigel, Esq.
Malizia Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C. 20037
(202) 434-4660

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $0.01 par value per share	250,000 shares	$34.44	$8,610,000	$999.62

(1)
The maximum number of shares of Common Stock issuable upon awards to be granted under the Teche Holding Company 2011 Stock-Based Incentive Plan  (the “Plan”) consists of 250,000 shares which are being registered under this Registration Statement and for which a registration fee is being paid.  Additionally, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, dividends or similar transactions.

(2)
The 250,000 shares are being registered based upon the average of the high and low selling prices of the Common Stock of the Registrant as reported on the NYSE AMEX on June  29, 2011, of $34.44 per share for a total offering of $8,610,000.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933, as Amended (“1933 Act”) and Rule 462 of the 1933 Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

*This Registration Statement relates to the registration of 250,000 shares of Teche Holding Company (the “Company” or “Registrant”) common stock, $.01 par value per share (the “Common Stock”) issuable to employees, officers and directors of the Registrant or its subsidiary as compensation for services in accordance with the Teche Holding Company 2011 Stock-Based Incentive Plan under which 250,000 shares are issuable (the “Plan”).  Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1).  Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) on February 9, 1995 and, accordingly, files periodic reports and other information with the Commission.  Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference:

(a)           The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2010;

(b)           The Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011;

(c)           The Company’s Current Reports on Form 8-K filed on  December 21, 2010, January 25, 2011, March 2, 2011, March 31, 2011, April 20, 2011, May 10, 2011, May 27, 2011 and June 27, 2011; and

(d)           The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed with the Commission on February 9, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Section 12:83 of the Louisiana Business Corporation Law as amended (“LBCL”) authorizes a corporation such as the Company to indemnify officers, directors, employees and agents under certain circumstances.  Section 12.83.B of the LBCL requires indemnification of directors, officers, employees and agents who have been successful on the merits or otherwise in defense of certain actions, suits, proceedings claims, issues and matters.  Article XVI of the Company's Articles of Incorporation provides for a broad range of indemnification for its officers and directors. In essence, officers and directors will be indemnified for any act committed while in the course of their association with the Company provided that the act was in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company. Officers and directors will be presumed to be entitled to indemnification, absent branches of fiduciary duty, lack of good faith or self-dealing and shall be entitled to indemnification unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

Section 12.24.C of the LBCL allows for the limitation of liability of directors and officers.  Article XV of the Company's Articles of Incorporation provides for the limitation of liability of officers and directors.

The Company believes that these provisions assist the Company in, among other things, attracting and retaining qualified persons to serve the Company and its subsidiary.  However, a result of such provisions could be to increase the expenses of the Company and effectively reduce the ability of stockholders to sue on behalf of the Company since certain suits could be barred or amounts that might otherwise be obtained on behalf of the Company could be required to be repaid by the Company to an indemnified party.

The Company has in force a Directors and Officers Liability Policy underwritten by Zurich  Insurance Company with a $5.0 million aggregate limit of liability and an aggregate deductible of $50,000 per loss both for claims directly against officers and directors and for claims where the Company is required to indemnify directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“1933 Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)           To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding)  is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Iberia in the State of Louisiana, as of June 29, 2011.

Teche Holding Company

By:	/s/ Patrick O. Little
Patrick O. Little
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Teche Holding Company, do hereby severally constitute and appoint Patrick O. Little as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Patrick O. Little may deem necessary or advisable to enable Teche Holding Company, to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Patrick O. Little shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/ Patrick O. Little		/s/ J.L. Chauvin
Patrick O. Little		J.L. Chauvin
President, Chief Executive Officer		Director, Vice President,
and Chairman of the Board		Chief Financial Officer and Treasurer
(Principal Executive Officer)		(Principal Financial and Accounting Officer)

Date:	June 29, 2011	Date:	June 29, 2011

/s/ Robert L. Wolfe, Jr.		/s/ Donelson T. Caffery, Jr.
Robert L. Wolfe, Jr.		Donelson T. Caffery, Jr.
Director		Director

Date:	June 29, 2011	Date:	June 29, 2011

/s/ Mary Coon Biggs		/s/ Ernest Freyou
Mary Coon Biggs		Ernest Freyou
Director		Director

Date:	June 29, 2011	Date:	June 29, 2011

/s/ W. Ross Little, Jr.		/s/ Henry L. Friedman
W. Ross Little, Jr.		Henry L. Friedman
Director and Secretary		Director

Date:	June 29, 2011	Date:	June 29, 2011

/s/ Thomas F. Kramer, M.D.		/s/ Robert J. Judice, Jr.
Thomas F. Kramer, M.D.		Robert J. Judice, Jr.
Director		Director

Date:	June 29, 2011	Date:	June 29, 2011

/s/ Dr. William A. Anderson, III
Dr. William A. Anderson, III
Director

Date:	June 29, 2011

    INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion as to Legality
10.1	Teche Holding Company 2011 Stock-Based Incentive Plan
10.2	Form of Stock Option Agreement to be entered into with respect to Incentive Stock Options under the Stock Option Plan
10.3	Form of Stock Option Agreement to be entered into with respect to Non-Incentive Stock Options under the Stock Option Plan
10.4	Form of Stock Award Agreement
10.5	Form of Performance Share Award
23.1	Consent of Malizia Spidi & Fisch, PC (contained in its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Dixon Hughes Goodman LLP
24	Power of Attorney (included as part of signature page)